SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TEKELEC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 — ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
COMMON STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
BOARD OF DIRECTORS AND COMPENSATION COMMITTEE REPORTS ON EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PERFORMANCE GRAPH
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
APPENDIX A
PROXY CARD

TEKELEC
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
August 4, 2006
     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders (the “Annual Meeting”) of Tekelec, a California corporation (the “Company”), will be held Friday, August 4, 2006, at 9:00 a.m., local time, at the Company’s offices located at 5200 Paramount Parkway, Morrisville, North Carolina 27560, for the following purposes, each as more fully described in the attached Proxy Statement:
          1. To elect seven directors to serve for the ensuing year. The names of the nominees intended to be presented for election are: Robert V. Adams, Jean-Claude Asscher, Daniel L. Brenner, Mark A. Floyd, Martin A. Kaplan, Franco Plastina and Jon F. Rager.
          2. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.
     Only record holders of Common Stock at the close of business on June 15, 2006 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof.
     All shareholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, in order to ensure your representation at the Annual Meeting, please mark, sign and date the enclosed proxy and promptly return it in the postage-prepaid envelope provided. Any shareholder of record attending the Annual Meeting may vote in person even if such shareholder has returned a proxy.

By Order of the Board of Directors

Ronald W. Buckly
Corporate Secretary
Morrisville, North Carolina
July 3, 2006
PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT.

TEKELEC
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
General
     The enclosed proxy is solicited by and on behalf of the Board of Directors of Tekelec (“Tekelec” or the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held Friday, August 4, 2006, at 9:00 a.m., local time, or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company’s offices located at 5200 Paramount Parkway, Morrisville, North Carolina 27560.
     These proxy solicitation materials are first being mailed on or about July 11, 2006 to all shareholders entitled to vote at the Annual Meeting.
     Only shareholders of record at the close of business on June 15, 2006 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 67,169,166 shares of the Company’s Common Stock were issued and outstanding.
     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.
Voting and Solicitation
     Every shareholder voting in the election of directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such shareholder’s shares are entitled (one vote per share of Common Stock), or distribute such votes on the same principle among as many candidates as the shareholder chooses, provided that votes cannot be cast for more than seven candidates. However, no shareholder may cumulate votes unless the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to the voting and any shareholder has given notice, at the Annual Meeting prior to the voting, of such shareholder’s intention to cumulate votes. The seven candidates receiving the highest number of votes will be elected. On all other matters, each share of Common Stock has one vote. Except as otherwise required by law or the Company’s Articles of Incorporation, the affirmative vote of a majority of shares present at the Annual Meeting or represented by proxy and voting at the Annual Meeting (which shares voting affirmatively must also constitute at least a majority of the required quorum) is required for the approval of such other matters.
     Abstentions are included in the determination of the number of shares present and entitled to vote for purposes of determining the presence of a quorum. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the shareholders, abstentions have the same effect as negative votes. Shares represented by “broker non-votes” (i.e., shares held by brokers or nominees that are represented at a meeting but with respect to which the brokers or nominees are not empowered to vote on a particular proposal) will also be counted for purposes of determining the presence of a quorum at the Annual Meeting, but will not be treated as shares present or represented and entitled to vote with respect to that matter (even though such shares are considered present and entitled to vote for quorum purposes and may be entitled to vote on other matters).
     The cost of this solicitation will be borne by the Company. The Company has retained the services of D. F. King & Co., Inc. to assist in distributing proxy materials to brokerage houses, banks, custodians and other nominee holders. The estimated cost of such services is $10,000 plus out-of-pocket expenses. Although there are no formal agreements to do so, the Company may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation.
Deadline for Receipt of Shareholder Proposals
     The Company expects to hold its annual meeting of shareholders for 2007 (the “2007 Annual Meeting”) in May 2007. Proposals of shareholders of the Company which are intended to be presented by such shareholders at the 2007 Annual Meeting must be received by the Company no later than a reasonable time before the Company begins to print and mail its proxy materials in order that the proposals may be included in the proxy statement and form of proxy relating to that annual meeting. In addition, proxies solicited by management may confer discretionary authority to vote on those matters which are not included in the proxy statement but which may be raised at the 2007 Annual Meeting, unless the Company receives written notice of such matters within a reasonable time before the Company mails its proxy materials for the 2007 Annual Meeting. It is recommended that shareholders submitting proposals direct them to the Company’s Corporate Secretary via certified mail, return receipt requested, at Tekelec, 5200 Paramount Parkway, Morrisville, North Carolina 27560 in order to ensure timely delivery. No such proposals were received with respect to the Annual Meeting scheduled for August 4, 2006.
PROPOSAL 1 — ELECTION OF DIRECTORS
Nominees
     A board of seven directors will be elected at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies received by them for the Company’s seven nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of shareholders and such time as his successor is duly elected and qualified, or until his earlier resignation, removal or death.

     The names of the nominees, and certain information about them, are set forth below:

Name	Age	Position(s) with the Company	Director Since
Jean-Claude Asscher	78	Chairman of the Board and Director	1972
Robert V. Adams	74	Director	1991
Daniel L. Brenner	55	Director	1990
Mark A. Floyd	50	Vice Chairman of the Board and Director	2004
Martin A. Kaplan	68	Director	2003
Franco Plastina	43	Director, President and Chief Executive Officer	2006
Jon F. Rager	66	Director	1981
     Each director will continue in office until the next annual meeting of the Company’s shareholders and such time as his successor is duly elected and qualified, or until his earlier resignation, removal or death.
     Mr. Asscher has been a director of the Company and Chairman of the Board since 1972. He served as President of the Company from October 1975 to June 1982 and as Vice President from July 1972 to May 1973. He has been the principal shareholder of Techniques & Produits, S.A. (formerly Tekelec-Airtronic, S.A.), a French electronics company, since he founded that company in 1961 and served as its President until 2003. Mr. Asscher currently serves as a director and is a shareholder of Airtek S.A., a Belgian holding company that acquired Martec S.A., a French electronics systems manufacturer, from Techniques & Produits, S.A. in 2003 and that is presently the principal shareholder of Temex S.A., a Europe-based electronic components manufacturer. Mr. Asscher also serves as a director and Chairman of the Board of Directors of Ixia and serves on the boards of directors of several privately held technology companies.
     Mr. Adams has been a director of the Company since December 1991. Since September 1999, Mr. Adams has served as President and Chief Executive Officer of RV Adams Capital Management, a private venture capital investment company. Mr. Adams also serves as a director of Quintessence Photonics Corporation.
     Mr. Brenner has been a director of the Company since May 1990. Mr. Brenner served as Vice President, Law and Regulatory Policy for the National Cable Television Association (NCTA) from June 1992 until August 1999 when he became Senior Vice President, Law and Regulatory Policy of the NCTA (in 2001, the NCTA changed its name to National Cable & Telecommunications Association).
     Mr. Floyd has been a director since October 2004 and became Vice Chairman of the Board in February 2006. Mr. Floyd has served as the Chief Executive Officer and President of Entrisphere, a telecommunications equipment manufacturer, since its formation in August 2002. From April 2001 until February 2002, Mr. Floyd served as President and Chief Executive Officer of Siemens Information and Communications Networks U.S. Mr. Floyd also serves as a director of Carrier Access Corporation.
     Mr. Kaplan has been a director since June 2003. Mr. Kaplan also is a director and Chairman of the Board of Directors of JDS Uniphase Corporation and a director of Redback Networks and Superconductor Technologies Inc. Mr. Kaplan is also a member of the boards of directors of several privately held companies.
     Mr. Plastina joined Tekelec as President and Chief Executive Officer and as a director in February 2006. From September 2005 until joining the Company and from March 2003 until joining Proxim Corporation in May 2003, Mr. Plastina served as an Executive in Residence at Warburg Pincus

LLC, a private equity firm. From May 2003 until July 2005, he held various executive positions with Proxim Corporation, a provider of wireless infrastructure equipment for wireless fidelity, or WI-FI, and wireless broadband markets, including Executive Chairman from January 2005 until July 2005 and President and Chief Executive Officer and a director from May 2003 until December 2004. In June 2005, Proxim Corporation filed a voluntary petition for relief under the reorganization provisions of Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. From 1987 until November 2002, Mr. Plastina held various management and executive positions at Nortel Networks, where he most recently served as President, Metro/ Enterprise Networks, from October 2001 until November 2002 and as President, Wireless and Core Networks, from February 2001 until October 2001.
     Mr. Rager became a director of the Company in October 1975, resigned in September 1979 and was re-elected in January 1981. Since 1975, Mr. Rager has been a practicing accountant with, and President of, RBDM Rager Meyer Accountancy Corporation (and its predecessors). Mr. Rager also serves as a director of Ixia and several privately held technology companies.
     There is no family relationship between any director or executive officer of the Company and any other director or executive officer of the Company except that Mr. Brenner and the spouse of Ronald W. Buckly, the Company’s Senior Vice President, Corporate Affairs and General Counsel, are first cousins.
Information Regarding the Board of Directors and its Committees
     The Board of Directors held a total of 13 meetings during 2005 and acted six times by unanimous written consent. The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Corporate Development Committee. During 2005, each director of the Company attended at least 75% of all Board meetings and meetings of Committees of which he was a member.
     The Board has affirmatively determined that each member of the Board of Directors, other than Messrs. Kaplan and Plastina, is independent as defined under the criteria established by The Nasdaq Stock Market (“Nasdaq”) for independent board members.
     The Company strongly encourages members of its Board of Directors to attend the Company’s annual meetings of shareholders. All Board members attended the Company’s 2005 annual meeting.
     Audit Committee. The Audit Committee assists the Board in fulfilling its oversight responsibilities for financial matters. The Audit Committee is currently comprised of Messrs. Adams, Brenner and Rager (Chairman), each of whom is “independent” under current Nasdaq stock market listing standards and Securities and Exchange Commission (“SEC”) rules. In addition, the Board of Directors has determined that Jon F. Rager qualifies as an audit committee financial expert within the meaning of applicable SEC regulations and that each member of the Audit Committee is financially literate for purposes of the Nasdaq listing standards. During 2005, the Audit Committee met 17 times. The Audit Committee assists the Board in overseeing (i) the integrity of the Company’s financial statements, (ii) the qualifications and independence of the Company’s independent registered public accountants, (iii) the performance of the Company’s internal audit function and independent registered public accountants, (iv) the integrity of the Company’s systems of internal accounting and financial controls and (v) the Company’s compliance with legal and regulatory requirements. The Audit Committee has sole authority for selecting, evaluating and, when appropriate, replacing the independent registered public accountants and meets privately, outside the presence of management, with the independent registered public accountants to discuss the Company’s internal accounting control policies and procedures. The Committee also reviews and approves in advance the services provided and fees charged by the Company’s independent registered public accountants.
     In February 2006 and after assessing the materiality of certain errors in the Company’s previously issued financial statements, the Audit Committee, based on management’s recommendation, determined that the Company would restate its consolidated financial statements to correct certain errors therein for (i) the year ended December 31, 2003, (ii) the year ended December 31, 2004 and each of the quarters therein, and (iii) each of the quarters in the nine months ended September 30, 2005. Beginning in February 2006 and continuing through the June 2006 completion of the filing of all required restatements with the SEC, the Audit Committee met on a regular basis with the Company’s management and with PricewaterhouseCoopers LLP to review and discuss matters related to the restatement of the Company’s financial statements.
     Compensation Committee. The Compensation Committee is currently comprised of Messrs. Brenner (Chairman), Floyd and Rager, each of whom is “independent” under current Nasdaq stock market listing standards. Mr. Kaplan serves as an ex officio member of the Compensation Committee. During 2005, the Compensation Committee met 12 times. The Compensation Committee is responsible for overseeing and advising the Board with respect to the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive compensation and equity-based plans. In addition, the Compensation Committee administers the Company’s stock option plans (other than the stock option plans for the Company’s non-employee directors), including determining the persons to whom options are granted and the terms of such options, and recommends to the Board the compensation paid to directors for Board and committee service. The Compensation Committee also has responsibility for approving the compensation of the Company’s executive officers (other than the Chief Executive Officer) and recommending the compensation of the Company’s Chief Executive Officer. The Compensation Committee operates pursuant to a written charter approved by the Board, a copy of which was attached as Appendix B to the Proxy Statement for the Company’s 2004 Annual Meeting of Shareholders.
     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is currently comprised of Messrs. Adams (Chairman), Brenner and Floyd (since April 2006), and during 2005 met once and acted once by unanimous written consent. Messrs. Adams and Brenner are “independent” under current Nasdaq stock market listing standards. Mr. Kaplan serves as an ex officio member of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for recommending to the Board individuals qualified to serve as directors of the Company and as members of committees of the Board; advising the Board with respect to Board composition, procedures, committees and related matters; developing and recommending to the Board, and advising the Board with respect to, Corporate Governance Guidelines applicable to the Company; and overseeing the review and evaluation of the Board’s performance. The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants. During 2005, the Committee retained independent consultants to advise the Committee with respect to Board composition, to assist the Committee in identifying qualified individuals to be considered for appointment to the Board and to provide guidance to the Committee and the Board in connection with the evaluation of the performance of members of the Board and its committees. The Nominating and Corporate Governance Committee operates pursuant to a written charter approved by the Board, a copy of which was attached as Appendix C to the Proxy Statement for the Company’s 2004 Annual Meeting of Shareholders and is also available on the Company’s website (www.tekelec.com).

     The Nominating and Corporate Governance Committee recommends to the Board the slate of directors to be elected at the annual meeting of the Company’s shareholders. The Nominating and Corporate Governance Committee considers candidates for director nominees recommended by directors, officers and the shareholders of the Company. The Committee may retain recruiting professionals to identify and evaluate director candidates. The Committee discusses the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. In evaluating director candidates, the Committee considers factors that are in the best interests of the Company and its shareholders, including, among others, the knowledge, experience, integrity and judgment of possible candidates for nomination as directors; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented; and each candidate’s ability to devote sufficient time and effort to his/her duties as directors. There are no stated minimum criteria for director nominees.
     Shareholders wishing to recommend a director candidate may do so by sending the following information to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Tekelec, 5200 Paramount Parkway, Morrisville, North Carolina 27560: (i) name of the candidate and a summary of the candidate’s background and qualifications; (ii) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (iii) a signed statement as to the recommending shareholder’s current status as a shareholder and the number of shares of Tekelec Common Stock currently held.
     The Nominating and Corporate Governance Committee makes a preliminary assessment of each proposed nominee based upon the candidate’s background and qualifications, an indication of the individual’s willingness to serve and other information. This information is evaluated against the criteria described above and the specific needs of the Company at that time. Based upon a preliminary assessment of the candidates, those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Corporate Governance Committee determines which nominees to recommend to the Board to submit for election at the next annual meeting. The Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.
     Corporate Development Committee. The Corporate Development Committee, whose members currently comprise Messrs. Adams, Floyd, Rager, Kaplan (Chairman) and Plastina (ex officio) and Danny Parker (ex officio), met twice during 2005. The Corporate Development Committee assists and advises the Company’s management with respect to corporate development alternatives outside the ordinary course of the Company’s business and strategic alternatives under consideration from time to time by the Company.
     Transition Committee. In November 2005, the Board of Directors established the Transition Committee for the purpose of acting on behalf of the Board and assuming principal responsibility for conducting a search for a new Chief Executive Officer and to assist and advise the Company’s management with respect to transition-related matters during such search. The Board authorized the Transition Committee to interview and engage an executive search firm to assist the Committee in identifying and evaluating potential candidates for the Chief Executive Officer position and to negotiate the terms and compensation of such engagement; to interview and evaluate potential candidates; to structure, negotiate and recommend to the Board for its approval the compensation package (e.g., annual base salary, bonus, benefits and cash and/or equity incentives) payable to the successful candidate and the terms and conditions of his/her employment; to recommend to the Board, subject to its approval, one or more candidates to be considered for the position of the Chief Executive Officer; and to coordinate with and assist and advise the Company’s management during the search and pending the selection and appointment of a new Chief Executive Officer and the commencement of his/her employment with the Company. The Board appointed Messrs. Floyd (Chairman), Adams, Brenner, Kaplan and Rager to serve as members of the Transition Committee. The Transition Committee met informally several times following its formation until the appointment of Mr. Plastina as Chief Executive Officer in February 2006. The term of the Transition Committee expired in March 2006.
Compensation of Directors
     The Company pays to each non-employee director a quarterly retainer of $12,500, plus $2,000 for attending a Board of Directors’ meeting in excess of four hours and $1,000 for attending a Board of Directors’ meeting of four hours or less. In addition, each member of the Compensation Committee receives $1,250 per quarter (except the Committee’s Chairman who is paid $4,000) and $750 for attending a Compensation Committee meeting. Each member of the Audit Committee receives $2,000 per quarter (except the Committee’s Chairman who is paid $5,000) and $800 for attending an Audit Committee meeting. Each member of the Nominating and Corporate Governance Committee receives $1,000 per quarter (except the Committee’s Chairman who is paid $1,500) and $750 for attending a Nominating and Corporate Governance Meeting. Each member of the Corporate Development Committee receives $1,000 per quarter (except the Committee’s Chairman who is paid $1,500) and $1,000 for attending in person or telephonically a meeting of at least four hours and $750 for meetings of less than four hours. Each member of the Transition Committee receives $5,000 per quarter (except the Committee’s Chairman who is paid $12,500). In addition, the Company paid Mr. Floyd $12,500 for transition-related services performed on behalf of the Board prior to the establishment of the Transition Committee. The total amount of cash compensation paid to non-employee directors for 2005 was approximately $545,000.
     The Company also reimburses all directors for reasonable expenses incurred in connection with attending Board and Committee meetings.
     Directors who are not employees of the Company are ineligible to participate in the Company’s stock option plans for employees. Under the Company’s Amended and Restated Non-Employee Director Stock Option Plan (the “Director Plan”), each non-employee director re-elected at an annual meeting of the Company’s shareholders automatically receives an option to purchase 10,000 shares of the Company’s Common Stock. Each non-employee director also automatically receives, upon his or her initial election or appointment to the Board, an option to purchase a number of shares equal to the sum of (i) 25,000, plus (ii) 10,000, if the director is initially elected at an annual meeting of the Company’s shareholders, or a pro rata portion of 10,000 if the director is initially elected or appointed on a date other than the date of an annual meeting. Options granted under the Director Plan have an exercise price equal to the closing sales price of the Common Stock on the date of grant, vest in four equal quarterly installments (or eight equal quarterly installments in the case of options granted upon initial election or appointment to the Board) as long as the holder remains a non-employee director of the Company, and terminate as to each vested installment four years after vesting.
Shareholder Communications with the Board of Directors
     The Board of Directors has implemented a process by which the Company’s shareholders may send written communications to the Board’s attention. Any shareholder wishing to communicate with the Board, any of its Committees, or one or more of its individual directors, regarding Tekelec may do so by sending a letter addressed to the Tekelec Board of Directors, the particular Committee or the individual director(s), c/o Tekelec Corporate Secretary, 5200 Paramount Parkway, Morrisville, North

Carolina 27560. The Board has instructed the Corporate Secretary to promptly forward all communications so received directly to the full Board, the Committee or the individual Board members specifically addressed in the communication.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
     The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in such filing.
     The Audit Committee is comprised solely of directors who are independent under current Nasdaq stock market listing standards and who meet applicable financial experience requirements. The Audit Committee operates pursuant to a Charter which was amended and restated in February 2006, a copy of which is attached as Appendix A to this Proxy Statement.
     The Audit Committee is responsible for overseeing management’s financial reporting practices and internal controls. Management has the primary responsibility for the Company’s financial statements and the financial reporting process, including internal controls, and is responsible for reporting on the effectiveness of the Company’s internal control over financial reporting. Management of the Company is responsible for the preparation and integrity of the Company’s financial statements and its financial reporting and control processes and procedures, including its system of internal controls and its disclosure controls and procedures. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. In addition, PricewaterhouseCoopers LLP is responsible for expressing an opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.
     In the performance of its oversight function, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with the Company’s management and PricewaterhouseCoopers LLP. The Audit Committee discussed with the Company’s management and with PricewaterhouseCoopers LLP their judgments as to both the quality and the acceptability of the Company’s accounting principles, the reasonableness of significant judgments reflected in the financial statements and the clarity of the disclosures in the financial statements. During 2005, the Audit Committee also monitored the progress and results of the testing pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 of the Company’s internal control over financial reporting. As part of its oversight responsibilities, the Audit Company met with the Company’s internal auditor and the Company’s independent registered public accounting firm, separately and together and with and without management present, to discuss the adequacy and effectiveness of the Company’s internal control over financial reporting and the quality of the financial reporting process.
     The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, including, among other items, matters related to the conduct by the independent registered public accounting firm of the audit of the Company’s consolidated financial statements. The Committee has also discussed with PricewaterhouseCoopers LLP such other matters as are required to be discussed by PricewaterhouseCoopers LLP with the Audit Committee under the standards of the Public Company Accounting Oversight Board. The Audit Committee has also received the written disclosures and correspondence from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with PricewaterhouseCoopers LLP matters relating to its independence from the Company.
     Management and PricewaterhouseCoopers LLP have more resources and time, and more detailed knowledge and information regarding the Company’s accounting, auditing, internal control and financial reporting practices, than the Audit Committee does. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the Company’s independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in conformity with generally accepted accounting principles or that the Company’s independent registered public accounting firm is in fact “independent.”
     Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.
AUDIT COMMITTEE
Jon F. Rager, Chairman
Robert V. Adams
Daniel L. Brenner

COMMON STOCK OWNERSHIP OF
PRINCIPAL SHAREHOLDERS AND MANAGEMENT
     The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of June 1, 2006 by (i) each person who is known to own beneficially more than 5% of the outstanding shares of the Company’s Common Stock, (ii) each of the Company’s directors, (iii) each of the executive officers named in the Summary Compensation Table below and (iv) all current directors and executive officers of the Company as a group:

Name of Beneficial Owner(1)	Shares Beneficially Owned		Percent of Class
Stirling Trustees Limited	8,801,301	(2)	13.2%
The Natinec Trust
P. O. Box 801
28-30 The Parade
St. Helier, Jersey JE4 OSZ
Channel Islands

Delaware Management Holdings	5,547,571	(3)	8.3
2005 Market Street
Philadelphia, PA 19103

Goldman, Sachs & Co.	3,540,056	(4)	5.3
85 Broad Street
New York, NY 10004

Artisan Partners Limited Partnership	3,425,800	(5)	5.1
875 East Wisconsin Avenue, Suite 800
Milwaukee, WI 53202

Frederick M. Lax	756,161	(6)	1.1

Ronald W. Buckly	511,320	(7)	*

Lori Craven	361,720	(8)	*

Martin A. Kaplan	105,000	(9)	*

Jean-Claude Asscher	84,400	(10)	*

Richard Mace	77,500	(11)	*

Patricia Hosek	62,500	(12)	*

Jon F. Rager	60,000	(13)	*

Robert V. Adams	53,000	(14)	*

Daniel L. Brenner	48,000	(15)	*

Mark A. Floyd	39,478	(16)	*

Franco Plastina	0		*

All current directors and executive	1,788,661	(17)	2.6
officers as a group (18 persons)

*	Less than one percent

(1)	Such persons have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)	These shares are held in the name of Natinco, S.A. (“Natinco”), a Luxembourg investment company which holds minority interests in a number of U.S. and Europe-based companies, including an interest in Techniques & Produits, S.A., a French company of which Mr. Asscher is the principal shareholder (“Techniques & Produits”). Stirling Trustees Limited (“Stirling”), as Trustee of the Natinec Trust, has advised the Company that the Natinec Trust owns all of the equity interest in Natinco and that Natinco holds the shares in the Company for investment only. Although Mr. Asscher from time to time may provide certain advisory services to Natinco with respect to its investments, including its investment in the Company, Mr. Asscher has advised the Company that he does not have or share voting or investment power with respect to these shares and he has no beneficial or financial interest in Natinco and therefore does not consider himself to be a beneficial owner of such shares within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934.

(3)	Based on (a) Schedule 13G dated February 8, 2006 wherein Delaware Management Holdings reported that as of December 31, 2005 it had sole voting power as to 5,527,292 shares, shared voting power as to 1,048 shares, sole dispositive power as to 5,541,771 shares and shared dispositive power as to 5,800 shares.

(4)	Based on a Schedule 13G dated February 3, 2006, wherein the Goldman Sachs Group, Inc. and Goldman, Sachs & Co. reported that as of December 31, 2005 they shared voting power as to 3,539,436 shares and shared dispositive power as to 3,540,056 shares.

(5)	Based on a Schedule 13G dated January 27, 2006, wherein Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investment Corporation, the General Partner of Artisan Partners, and Andrew A. Ziegler and Carlene Murphy Ziegler, the principal stockholders of Artisan Investment Corporation, reported that they share voting and dispositive powers with respect to all such 3,425,800 shares.

(6)	Includes 721,875 shares subject to exercisable options held by Mr. Lax.

(7)	Includes 453,466 shares subject to options held by Mr. Buckly which are exercisable or become exercisable within 60 days after June 1, 2006.

(8)	Includes 359,377 shares subject to options held by Ms. Craven which are exercisable or become exercisable within 60 days after June 1, 2006.

(9)	Consists of 105,000 shares subject to options held by Mr. Kaplan which are exercisable or become exercisable within 60 days after June 1, 2006.

(10)	Includes 20,000 shares held by Techniques & Produits; and 40,000 shares subject to options held by Mr. Asscher which are exercisable or become exercisable within 60 days after June 1, 2006. Does not include any shares held in the name of Natinco, as to which shares Mr. Asscher disclaims any beneficial ownership (see footnote 2 above).

(11)	Consists of 75,000 shares subject to options and 2,500 restricted stock units held by Mr. Mace which are exercisable or become exercisable or which vest within 60 days after June 1, 2006.

(12)	Consists of 62,500 shares subject to exercisable options held by Ms. Hosek.

(13)	Includes 45,000 shares held by a family trust and 15,000 shares subject to options held by Mr. Rager which are exercisable or become exercisable within 60 days after June 1, 2006.

(14)	Includes 40,000 shares subject to options held by Mr. Adams which are exercisable or become exercisable within 60 days after June 1, 2006.

(15)	Includes 40,000 shares subject to options held by Mr. Brenner which are exercisable or become exercisable within 60 days after June 1, 2006.

(16)	Consists of 39,478 shares subject to options held by Mr. Floyd which are exercisable or become exercisable within 60 days after June 1, 2006.

(17)	Includes 1,586,793 shares subject to options or restricted stock units held by all current directors and executive officers as a group which are exercisable or become exercisable or which vest within 60 days after June 1, 2006.

EXECUTIVE OFFICERS
The current executive officers of the Company, and certain information about them, are as follows:

Name	Age	Title

Franco Plastina	43	President and Chief Executive Officer
Richard E. Mace	51	Executive Vice President, Global Business Group Operations
William H. Everett	55	Senior Vice President and Chief Financial Officer
Eric Gehl	41	President and General Manager, Communications Software Solutions Group
Ronald J. DeLange	47	President and General Manager, Network Signaling Group
Debra A. May	50	President and General Manager, IEX Corporation
Jay F. Whitehurst	46	President and General Manager, Switching Solutions Group
Danny L. Parker	48	Chief Strategy and Corporate Development Officer
Ronald W. Buckly	55	Senior Vice President, Corporate Affairs and General Counsel
Alvin G. Ragland	52	Senior Vice President, Human Resources
J. Scott Weidenfeller	46	Senior Vice President, Global Marketing
Gregory S. Rush	38	Vice President, Corporate Controller and Chief Accounting Officer
     Officers are appointed by and serve at the discretion of the Board of Directors. For information concerning Mr. Plastina, see “Directors” above.
     Mr. Mace joined Tekelec as President and General Manager, Communications Software Solutions Group, in October 2004 when Tekelec acquired Steleus Group Inc. (“Steleus Group”), a developer and vendor of telecommunications network performance solutions. In April 2005, Mr. Mace became Executive Vice President, Global Business Group Operations. Mr. Mace served as President and Chief Executive Officer of Steleus Group from May 2000 until Tekelec acquired the company.
     Mr. Everett joined Tekelec as Vice President, Product Marketing of the Communications Software Solutions Group in October 2004 when Tekelec acquired Steleus Group, and he became Senior Vice President and Chief Financial Officer in April 2005. From January 1, 2006 until Mr. Plastina’s appointment as President and Chief Executive Officer in February 2006, Mr. Everett also served as acting Chief Executive Officer of the Company. From October 2001 until October 2004, Mr. Everett served as Executive Vice President and Chief Financial Officer of Steleus Group, and from time to time held senior management positions with certain of its operating subsidiaries. From 1999 until October 2001, he served as Chief Executive Officer of Maps a la Carte, Inc., a digital map and aerial photograph company he co-founded.
     Mr. Gehl was appointed President and General Manager, Communications Software Solutions Group, in April 2005. From July 2001 until his appointment to this position, Mr. Gehl held various management positions with Steleus SAS, the French operating subsidiary of Steleus Group, where he most recently served as President from October 2002 until April 2005. From 1993 until joining Steleus SAS, he was employed by Siemens AG in various mobile network-related technical and management positions.
     Mr. DeLange joined Tekelec as President and General Manager, Network Signaling Group in July 2005. From 1980 until March 2005, Mr. DeLange held various technical and management positions with Lucent Technologies, where he most recently served as Vice President, Convergence Solutions from January 2004 until March 2005 and as Vice President and General Manager, OPENet Solutions from June 2001 until December 2003.

     Ms. May joined IEX Corporation in 1988 as a Vice President and continued to serve as its Vice President, Contact Center Solutions following Tekelec’s acquisition of IEX in May 1999. In February 2000, Ms. May became Vice President and General Manager, Contact Center Division of IEX and in July 2003, she assumed her current position as President and General Manager of IEX.
     Mr. Whitehurst joined Tekelec as President and General Manager, Switching Solutions Group, in April 2006. From June 2005 until joining the Company, Mr. Whitehurst was a member of the Board of Directors of, and was employed by, Axes Technologies, a research and development services company, that merged in November 2005 with MBT (subsequently renamed Tech Mahindra), and from September 2005 until April 2006, he held the position of Executive Vice President, Sales, Marketing and Business Development for that company. From 1983 until December 2004, he held various management positions with Nortel Networks, where he most recently served as Executive Vice President, Wireless Global Operations from January 2003 until December 2004 and as Vice President and General Manager, DMS and VoIP Solution Delivery from 1999 until January 2003.
     Mr. Parker joined Tekelec as Senior Director, Customer Service for the Network Switching Division in November 1994. From April 1998 until October 2000, he held various executive management positions in the Company’s Network Switching Division and the Network Diagnostics Division, including Vice President and General Manager, Network Diagnostics Division from February 1999 until October 2000. Mr. Parker became Vice President, Corporate Development in October 2000 and served in that position until May 2004 when he became Senior Vice President, Corporate Development. In July 2005, Mr. Parker assumed his current position as Chief Strategy and Corporate Development Officer.
     Mr. Buckly joined Tekelec as Vice President and General Counsel in April 1998 and became Senior Vice President, Corporate Affairs and General Counsel in January 2004. He has also served as Corporate Secretary since 1987. From April 1998 until November 2003, Mr. Buckly also served as of counsel to Bryan Cave LLP, the Company’s legal counsel.
     Mr. Ragland joined Tekelec in May 2005 as Assistant Vice President, Global Resources and Learning, and assumed his current position as Senior Vice President, Human Resources in July 2005. From June 2001 until February 2005, Mr. Ragland served as Vice President, Human Resources America of Sony Ericsson Mobile Communications (USA) Inc.
     Mr. Weidenfeller became Senior Vice President, Global Marketing of Tekelec in November 2004. From December 2000 until November 2004, Mr. Weidenfeller held various executive positions with Santera Systems Inc., a switching solutions company in which Tekelec acquired a majority interest in June 2003 and the remaining minority interest in October 2005, where he most recently served as Vice President, Business Development.
     Mr. Rush joined Tekelec as Vice President and Corporate Controller in May 2005 and became Vice President, Corporate Controller and Chief Accounting Officer in May 2006. From May 2000 until joining the Company, Mr. Rush served as Senior Director of Finance, External Reporting and Acquisitions of Siebel Systems, Inc., a developer of customer relationship management software.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
     The following table sets forth certain information for the three years ended December 31, 2005 concerning compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company’s Chief Executive Officer during 2005 and each of the Company’s other four most highly compensated executive officers serving at December 31, 2005.
Summary Compensation Table

				Long-Term
		Annual Compensation		Compensation Awards
						Securities
Name and				Restricted		Underlying	All Other
Principal Position(s)	Year	Salary(1)	Bonus(2)	Stock Awards ($)		Options (#)	Compensation(3)
Frederick M. Lax(4)	2005	$544,231	$521,351	$0		0	$8,044
Former Chief Executive	2004	516,154	600,000	0		300,000	8,010
Officer and President	2003	414,040	505,280	0		250,000	7,507

Lori Craven(5)	2005	349,039	237,485	0		0	8,044
Former Executive Vice	2004	310,212	282,709	0		175,000	7,455
President, Global Sales and	2003	249,327	225,163	0		75,000	6,803
Marketing

Ronald W. Buckly	2005	316,346	219,186	0		0	8,044
Senior Vice President,	2004	306,038	203,609	0		60,000	7,986
Corporate Affairs and	2003	290,253	199,082	0		60,000	7,426
General Counsel

Richard E. Mace(6)	2005	287,332	162,852	149,000	(7)	0	1,044
Executive Vice President,	2004	229,327	0	599,228	(8)	200,000	1,463
Global Business Group
Solutions

Patricia W. Hosek(9)	2005	279,808	148,396	0		0	7,973
Former President and	2004	31,800	0	0		200,000	804
General Manager,
Switching Solutions Group

(1)	Includes (i) amounts, if any, deferred at the election of the named officer under the Company’s 401(k) Plan, and (ii) amounts paid by the Company to certain named officers in lieu of accrued vacation. Amounts paid in lieu of accrued vacation to named officers during 2005 were: Mr. Lax — $20,192; Mr. Buckly — $11,731; and Mr. Mace — $5,769. Amounts paid in lieu of accrued vacation to named officers during 2004 were: Mr. Lax — $19,231; and Mr. Buckly - $11,346. Amounts paid in lieu of accrued vacation to named officers during 2003 were: Mr. Lax — $15,385; and Mr. Buckly — $5,481.

(2)	Except as otherwise set forth herein, bonus amounts shown for each of the named officers were paid under the Company’s Officer Bonus Plans and were based on Company performance and the officer’s achievement of individual objectives. The amount shown for Mr. Buckly for 2005 also includes a discretionary bonus of $50,000. The amount shown for Ms. Craven for 2003 also includes a discretionary bonus in the amount of $50,000.

(3)	The amounts shown in this column include (i) Company matching contributions allocated under the Company’s 401(k) Plan to the accounts of the named officers who elected to participate in the 401(k) Plan and (ii) the dollar value of premiums paid by the Company for group term life insurance for the benefit of the named officers. During 2005, the Company contributed $7,000 to the account of each of the named officers, except Mr. Mace, under the 401(k) Plan. Amounts paid by the Company during 2005 as insurance premiums for the benefit of the named officers were: Mr. Lax — $1,044; Ms. Craven — $1,044; Mr. Buckly — $1,044; Mr. Mace — $1,044; and Ms. Hosek — $973.

(4)	Mr. Lax became Chief Executive Officer and President and a director of the Company in February 2003. Prior to that time he served as the Company’s Executive Vice President and Chief Operating Officer. Mr. Lax resigned as the Company’s Chief Executive Officer and President effective January 1, 2006.

(5)	Ms. Craven resigned as Executive Vice President, Global Sales and Marketing, effective June 30, 2006.

(6)	Mr. Mace joined the Company as President and General Manager, Communications Software Solutions Group, in October 2004.

(7)	Represents an award of 10,000 restricted stock units (“RSUs”) granted under the Company’s Amended and Restated 2003 Stock Option Plan, based on a per share value of $14.90 which was the closing sales price per share of the Company’s Common Stock on the grant date of the RSUs. As of December 31, 2005, the RSUs had an aggregate value of $139,000 based on a closing sales price per share of $13.90 as of such date. The RSUs vested as to 2,500 shares on May 1, 2006, and the remaining 7,500 RSUs vest and the shares covered thereby will be issued in 12 equal quarterly installments over three years following the initial vesting date, assuming Mr. Mace’s continued employment with the Company. Mr. Mace does not have any of the benefits of ownership of the shares subject to the RSUs, such as the right to vote the shares or the right to receive dividends, unless and until the RSUs vest and the underlying shares are issued.

(8)	Represents an award of 34,478 RSUs granted under the Company’s 2004 Equity Incentive Plan for New Employees, based on a per share value of $17.38, which was the closing sales price per share of the Company’s Common Stock on the grant date of the RSUs. The RSUs vested on October 14, 2005.

(9)	Ms. Hosek joined the Company as President and General Manager, Switching Solutions Group, in November 2004, and resigned from that position in April 2006.
Option Grants in 2005
     None of the executive officers named in the Summary Compensation Table was granted any stock options in 2005.
Aggregated Option Exercises in 2005 and Option Values at December 31, 2005
     The following table sets forth certain information concerning stock option exercises during 2005 and unexercised options held as of December 31, 2005 by the executive officers named in the Summary Compensation Table:

	Shares	Number of Securities		Value of Unexercised
	Acquired	Underlying Unexercised		in-the-Money
	on	Options at 12/31/2005		Options at 12/31/2005 *
Name	Exercise	Exercisable	Unexercisable	Exercisable	Unexercisable
Frederick M. Lax	0	721,875	253,125	$787,250	$418,750
Lori A. Craven	0	315,627	134,373	276,383	125,617
Ronald W. Buckly	0	463,778	55,938	154,100	100,500
Richard E. Mace	0	50,000	150,000	0	0
Patricia W. Hosek	0	50,000	150,000	0	0

*	Represents the difference between the closing sales price of the Company’s Common Stock on December 30, 2005 as reported on The Nasdaq Stock Market (i.e., $13.90) and the exercise price of such options.
Employment Agreements and Termination of Employment and Change-in-Control Arrangements
     Under the Company’s Officer Severance Plan, as amended (the “Severance Plan”), certain executive officers of the Company who have been designated by the Board of Directors as eligible officers under the Severance Plan are entitled to receive severance benefits following termination of employment, if such termination is non-temporary, involuntary and without cause. In addition, if there is a “change in control” of the Company, an eligible officer will receive benefits under the Severance Plan if such officer terminates his or her employment with the Company either for any reason within one year following the change in control or for “good reason” (which includes the assignment to the officer of duties significantly inconsistent with his or her prior position or a reduction in his or her compensation or benefits) within two years following such change in control. In addition to the other benefits that an executive officer may be entitled to receive upon termination of his or her employment in connection with or following a change in control, an officer’s stock options will vest to the extent then unvested and will be exercisable for one year following the termination of such officer’s employment with the Company or a surviving corporation, as the case may be, if, in connection with a change in control (or within two years thereafter with respect to (ii) and (iii) below), such officer (i) is not offered employment by the surviving corporation on terms and conditions generally no less favorable to such officer than the terms and conditions of his or her employment with the Company in effect immediately prior to the change in control; (ii) is terminated without cause by the Company or the surviving corporation; or (iii) terminates for good reason his or her employment with the Company or the surviving corporation.
     The following executive officers currently qualify as eligible officers for purposes of the Severance Plan: Messrs. Buckly, DeLange, Everett, Gehl, Mace, Parker, Plastina, Ragland, Rush, Weidenfeller and Whitehurst and Ms. May. Each eligible officer is entitled to severance pay based on his or her highest annual compensation (i.e., base salary plus bonus), the number of years employed by the Company and the highest office attained prior to termination. Based on such factors, the amounts that would be payable under the Severance Plan to Messrs. Plastina, Buckly and Mace if their employment were terminated as of June 1, 2006 under circumstances entitling them to severance benefits under the Severance Plan would be approximately $358,000, $701,000, and $390,000, respectively. Severance benefits also include continuation, at the Company’s expense, of health care insurance and term life insurance for a period of 18 months following termination of employment.
     In connection with Mr. Lax’s termination of his employment with the Company effective January 1, 2006, the Company entered into an employment separation agreement (the “Lax Separation Agreement”) with Mr. Lax pursuant to which the Company agreed to (i) pay him the sum of approximately $1,570,000 in installments during 2006, (ii) extend the exercise period of certain stock options through July 1, 2006 (iii) provide him with various severance benefits (e.g., continued health care insurance and term life insurance) to which he was entitled in accordance with the terms of the Severance Plan, and (iv) waive the requirement that he be employed by the Company at such time as any bonuses become payable to him under the Company’s 2005 Officer Bonus Plan with respect to the quarter ended December 31, 2005. As a result of the stock option exercise blackout that the Company instituted for both current and former employees in connection with the Company’s 2006 restatement of its financial statements, the Company and Mr. Lax amended the Lax Separation Agreement in March 2006 to extend the exercise period of certain stock options held by Mr. Lax to purchase 146,875 shares of the Company’s Common Stock and scheduled to terminate on April 1, 2006, until the earlier of (i) the 30th day following the end of the blackout period or (ii) July 1, 2006.
     In connection with Ms. Hosek’s termination of her employment with the Company effective April 12, 2006, the Company entered into an employment separation agreement with Ms. Hosek pursuant to which the Company agreed to waive the requirement that Ms. Hosek be employed by the Company at such time as any bonuses become payable to her under the Company’s Officer Bonus Plans with respect to the quarters ended December 31, 2005 and March 31, 2006.
     In connection with Ms. Craven’s termination of her employment with the Company effective June 30, 2006, the Company entered into an employment separation agreement with Ms. Craven pursuant to which the Company agreed to (i) pay her the sum of approximately $648,000, all of which will be paid in installments during 2007, (ii) provide her with various severance benefits (e.g., continued health care insurance and term life insurance) to which she was entitled in accordance with the terms of the Severance Plan, and (iii) waive the requirement that she be employed by the Company at such time as any bonuses become payable to her under the Company’s 2006 Officer Bonus Plan with respect to the first six months of 2006.

Equity Compensation Plan Information
     The Company currently maintains compensation plans that provide for the issuance of Common Stock to officers, employees and directors of the Company and its subsidiaries. These plans consist of the Amended and Restated 1994 Stock Option Plan (the “1994 Plan”), the Amended and Restated 2003 Stock Option Plan (the “2003 Plan”), the Amended and Restated Non-Employee Director Equity Incentive Plan (the “Director Incentive Plan”), the Amended and Restated Non-Employee Director Stock Option Plan (the “Director Plan”) and the 2005 Employee Stock Purchase Plan, all of which have been approved by shareholders, and the 2004 Equity Incentive Plan for New Employees (the “2004 Plan”) and certain nonstatutory stock option grants to officers and employees of the Company, and its subsidiaries, Taqua Inc. (“Taqua”) and Santera Systems Inc., which have not been approved by shareholders. The following table sets forth information regarding outstanding options, warrants and restricted stock units and shares reserved for future issuance under the foregoing plans as of December 31, 2005:

				Number of shares
				remaining available for
				future issuance under
	Number of shares to be		Weighted-average	equity compensation
	issued upon exercise of		exercise price of	plans
	outstanding options and		outstanding options and	(excluding shares
	warrants		warrants	reflected in column (a))
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by shareholders:
1994 Plan	13,587,190		$16.94	0
2003 Plan	2,560,676	(1)	18.19	223,414
Director Incentive Plan	138,603		10.88	0
Director Plan	205,833		13.49	249,167
2005 Employee Stock Purchase Plan	—		—	1,000,000

Total	16,492,302		17.04	1,472,581

Equity compensation plans not approved by shareholders:
2004 Plan(2)	5,297,933	(3)	17.06	1,561,301
Taqua Options	115,096	(4)	23.01	0
Stock Options	1,257,998	(5)	18.89	0

Total	6,671,027		17.41	1,561,301

Total Equity Compensation Plans	23,163,329		$17.17	3,033,882

(1)	Excludes 104,688 restricted stock units outstanding as of December 31, 2005.

(2)	Shares available under the 2004 Plan are only available for future grant to new employees in connection with their commencement of employment with the Company.

(3)	Excludes 17,281 restricted stock units outstanding as of December 31, 2005.

(4)	These options were originally granted under the stock option plans of Taqua prior to the Company’s acquisition of Taqua in 2004 and were assumed by the Company in connection with the acquisition. No additional options may be granted under the Taqua stock option plans pursuant to which the options were issued.

(5)	Consists of (i) nonstatutory stock options to purchase an aggregate of 530,000 shares granted to former officers of the Company in connection with the commencement of their employment with the Company; (ii) nonstatutory stock options to purchase an aggregate of 465,811 shares granted to four employees of Santera in connection with the Company’s acquisition of its majority interest in Santera and such employees’ acceptance of employment with Santera in connection therewith; and (iii) nonstatutory stock options to purchase an aggregate of 262,187 shares granted to five employees of Taqua in connection with the Company’s acquisition of that company. Such options were granted at exercise prices per share equal to the closing sales price of the Company’s Common Stock on the grant date; terminate four years after vesting or ten years after grant, subject to earlier termination upon an optionee’s termination of employment; and typically vest and become exercisable as to 25% of the shares subject thereto one year after the grant date with the remaining shares vesting in 12 equal quarterly installments.

2004 Equity Incentive Plan for New Employees
     The Company’s 2004 Equity Incentive Plan for New Employees (the “2004 Plan”), under which 1,000,000 shares were initially authorized for issuance, was adopted in July 2004 and subsequently amended in September 2004, March 2005, May 2005, August 2005 and December 2005 to increase the number of shares authorized for issuance thereunder by an aggregate of 6,000,000 shares. As of June 1, 2006, a total of 7,000,000 shares of the Company’s Common Stock had been authorized and reserved for issuance under the 2004 Plan. The 2004 Plan has not been approved by the shareholders of the Company based on the exception to the shareholder approval requirements of The Nasdaq Stock Market provided in Nasdaq Marketplace Rule 4350(i)(1)(A)(iv).
     During the ten-year term of the 2004 Plan, the Company is authorized to grant nonstatutory stock options, restricted stock units and restricted stock awards to new employees of the Company and its subsidiaries, including individuals who become employed by the Company and its subsidiaries as a result of business acquisitions, as an inducement to their entering into employment with the Company and its subsidiaries. The 2004 Plan is administered by the Compensation Committee of the Company’s Board of Directors.
     The exercise price of stock options granted under the Plan may not be less than the fair market value of the Company’s Common Stock on the date of grant. The fair market value of the Common Stock on a given date is equal to the closing sales price of the Company’s Common Stock on such date on The Nasdaq Stock Market as reported in The Wall Street Journal. Options granted under the 2004 Plan typically vest and become exercisable (i) in equal quarterly installments over four years or (ii) as to 25% of the shares subject to the options on the one-year anniversary of the date of grant and as to the remaining shares in 12 equal quarterly installments thereafter. Each installment of vested options typically remains exercisable for four years after the vesting date, subject to earlier termination under certain circumstances relating to termination of employment. Restricted stock units that have been granted under the 2004 Plan typically vest over four years following the date of grant.
Compensation Committee Interlocks and Insider Participation
     During 2005, the Compensation Committee consisted of Messrs. Brenner, Floyd and Rager, all of whom are non-employee directors of the Company. No member of the Compensation Committee is or was a current or former officer or an employee of the Company or any of its subsidiaries other than Mr. Rager who served as the Company’s Treasurer and Secretary from 1975 to 1985.
BOARD OF DIRECTORS AND COMPENSATION COMMITTEE
REPORTS ON EXECUTIVE COMPENSATION
     During 2005, the Board of Directors and the Compensation Committee of the Board of Directors shared responsibility for determining and administering the compensation program for the Company’s executive officers. The Company’s 2005 executive compensation program consisted primarily of cash-based compensation consisting of salaries and bonuses and secondarily of equity incentives. The Board of Directors was responsible for approving the annual base salary of the Company’s Chief Executive Officer, taking into consideration the recommendation of the Compensation Committee, and for determining his annual bonus, approving the terms of the 2005 Executive Officer Bonus Plan, and approving the award of any discretionary bonuses. Under the Compensation Committee Charter, the Compensation Committee had the responsibility of approving the annual base salaries for the Company’s executive officers (other than the Chief Executive Officer), recommending to the Board of Directors the annual base salary of the Chief Executive Officer and the 2005 Executive

Officer Bonus Plan, and administering the Company’s stock option and equity incentive plans pursuant to which stock options, restricted stock units and other equity incentives are granted to the Company’s employees. In determining the 2005 compensation program for the Company’s executive officers, the Board of Directors and the Compensation Committee considered the compensation practices of competitors and similarly sized technology companies, consulted with independent compensation consultants who furnished the Committee with executive compensation data and considered compensation survey information.
          The reports on executive compensation by the Board of Directors and the Compensation Committee and the Performance Graph on page 24 shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
Board of Directors Report on Executive Compensation
          The principal objectives of the Company’s executive compensation program are to attract, motivate and retain qualified, experienced individuals to serve as officers of the Company and to provide incentives to attain the financial and strategic objectives of the Company. The Company’s executive compensation program during 2005 consisted principally of three basic components — base salaries, cash bonuses and stock options and other equity incentives.
          The Board believes that a significant portion of each officer’s annual compensation should be related to the Company’s financial performance and his or her achievement of individual corporate and strategic objectives. Accordingly, under the terms of the 2005 Executive Officer Bonus Plan recommended by the Compensation Committee and approved by the Board, each executive officer of the Company (other than the Chief Executive Officer) was eligible to receive quarterly cash bonuses equal to a percentage (up to a maximum ranging from 32% to 57.6% for the 2005 first quarter and up to a maximum ranging from 48% to 86.4% for the 2005 fourth quarter, depending on the officer’s title) of his or her quarterly earnings if the Company achieved certain pre-established quarterly financial performance goals, plus a bonus equal to a percentage (up to a maximum ranging from 10% to 18% depending on the officer’s title) of his or her annual earnings based on the extent to which such officer achieved certain individual objectives. Quarterly bonuses under such Bonus Plan would only be paid if the Company’s quarterly operating income met or exceeded a minimum operating income goal set forth in the Bonus Plan. In addition, the Board had the discretion to award discretionary bonuses under the Bonus Plan. The Company’s eligible executive officers (other than the Chief Executive Officer) received aggregate bonuses in amounts ranging from $43,067 to $237,485 under the 2005 Executive Officer Bonus Plan.
          The Board was also responsible for determining the annual compensation (other than stock options) of Mr. Lax. For 2005, the Board increased Mr. Lax’s base salary to $525,000, which represented an increase of $25,000, or 5%, over his 2004 base salary. Under the terms of the 2005 Executive Officer Bonus Plan, Mr. Lax was eligible to receive (i) quarterly cash bonuses equal to a percentage (ranging from a maximum of 80% in the first quarter to 120% for the fourth quarter) of his quarterly earnings if the Company met or exceeded the minimum quarterly operating income goals set forth in the Bonus Plan and (ii) a bonus equal to a percentage (up to a maximum of 25%) of his annual earnings based on the extent to which he achieved certain individual objectives established by the Board of Directors. Mr. Lax received bonuses in the aggregate amount of $521,351 under the 2005 Executive Officer Bonus Plan. Although Mr. Lax was a member of the Board of Directors until his resignation, he did not participate in any discussions or decisions of the Board or the Compensation Committee regarding the setting of his salary, the award of any bonus or the grant of any stock options to him.
          Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a publicly held corporation such as the Company will generally not be allowed a federal income tax deduction for otherwise deductible compensation paid to the executive officers named in the Summary Compensation Table to the extent that compensation paid to a particular officer is not performance-based and exceeds $1 million in any fiscal year. Qualifying performance-based compensation (including compensation attributable to the exercise of stock options) will not be subject to the deductibility limitation if certain conditions are met. The Company’s general policy is to preserve the federal income tax deductibility of compensation paid to its executive officers. Accordingly, the Company has generally taken appropriate actions, to the extent reasonable, to preserve the deductibility of the compensation paid to its executive officers. There may be limited circumstances, however, where an executive officer’s compensation may exceed the amount that is deductible.
BOARD OF DIRECTORS
Jean-Claude Asscher, Chairman
Robert V. Adams
Daniel L. Brenner
Mark A. Floyd
Franco Plastina*
Martin A. Kaplan
Jon F. Rager

*	Mr. Plastina became a member of the Board of Directors in February 2006.
Compensation Committee Report on Executive Compensation
          The Compensation Committee was responsible for setting and approving the 2005 annual base salaries of all executive officers (other than the Chief Executive Officer), recommending to the Board for its approval the 2005 annual base salary for the Chief Executive Officer, recommending to the Board for its approval the 2005 Executive Officer Bonus Plan and administering the Company’s employee stock option and equity incentive plans. For 2005, the Compensation Committee increased the annual base salaries payable to the Company’s executive officers (other than the Chief Executive Officer) by percentages ranging from 0% to 29.6%. In determining annual base salaries, the Compensation Committee reviewed each executive officer’s base salary and considered base salary and bonus information for comparable companies and the telecommunications and electronics industries in general that was available from compensation surveys and various other sources. The Committee also took into account each officer’s position, responsibilities, experience, contributions and individual performance and considered the Company’s financial results and condition as well as the Company’s growth in revenues and earnings. Due to the highly competitive nature of the telecommunications and electronics industries, the Committee believes that compensation packages above the competitive median were necessary and appropriate to attract and retain qualified executive officers.
          The Compensation Committee generally considered the same factors in determining and recommending to the Board the Chief Executive Officer’s compensation as the Committee considered in determining the compensation of the Company’s other executive officers.

          Options to purchase the Company’s Common Stock and restricted stock units are key components of the Company’s executive compensation program. The Compensation Committee views the grant of equity incentives, typically grants of stock options and restricted stock units, as a valuable incentive to attract and retain key employees and to motivate them to maximize shareholder value. The Compensation Committee reviewed and considered recommendations by the Company’s Chief Executive Officer with regard to the grant in 2005 of stock options and restricted stock units to executive officers (other than the Chief Executive Officer) and other key employees whose contributions and skills are important to the long-term success of the Company.
          Each officer typically receives a stock option grant upon first joining the Company and thereafter is eligible periodically to receive an award of additional stock options and other equity incentives. In determining the size and other terms of an option grant to an executive officer, the Compensation Committee considers a number of factors, including such officer’s position and responsibilities, promotions, individual performance, salary, previous stock option grants (if any) and length of service to the Company. The exercise price of options is not less than the market price of the Company’s Common Stock on the date of grant. Stock options generally vest in 16 equal quarterly installments (other than new hire grants for officers which typically vest to the extent of 25% of the shares subject to the option after one year of employment and as to the remaining 75% of the shares in 12 equal quarterly installments) over four years, as long as the optionee remains an employee of the Company, and therefore encourage an optionee to remain an employee of the Company.
          In 2005, options to purchase an aggregate of 260,000 shares of Common Stock were granted to all executive officers as a group and represented 8.9% of all options granted to the Company’s employees in 2005. The remaining options granted in 2005 were awarded primarily to new employees who were not executive officers. Option grants to executive officers in 2005 consisted of (i) options to purchase 60,000 shares granted to one executive officer of the Company in connection with his promotion; and (ii) options to purchase 200,000 shares granted to one executive officer in connection with his joining the Company.
          In 2005, restricted stock units for an aggregate of 105,000 shares of Common Stock were granted to five executive officers (including 10,000 restricted stock units granted to one executive officer named on the Summary Compensation Table) in connection with their promotions and represented 85.9% of all restricted stock units granted to the Company’s employees in 2005. The officers’ restricted stock units will vest and be settled in shares of Common Stock in installments over four years following the date of grant so long as the officer remains an employee of the Company. In determining the size and vesting terms of the grant, the Committee considered a number of factors, including the officer’s position and responsibilities and the number and terms of the stock options granted to the officer at the same time as the grant of the restricted stock units.
COMPENSATION COMMITTEE
Daniel L. Brenner, Chairman
Jean-Claude Asscher (member until February 7, 2005)
Mark A. Floyd (member since February 7, 2005)
Jon F. Rager

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          In June 2003, Santera Systems Inc., the Company’s then majority-owned subsidiary (“Santera”), and Martin A. Kaplan entered into a consulting agreement (the “ Kaplan Agreement”) pursuant to which Mr. Kaplan agreed to consult with and advise Santera with respect to its business and operations and potential business opportunities with third parties. As compensation for such services, Santera agreed to pay Mr. Kaplan $75,000 per year and the Company made a one-time grant to Mr. Kaplan of options to purchase 50,000 shares of the Company’s Common Stock. The exercise price of the options is equal to the closing sales price of the Company’s Common Stock on The Nasdaq Stock Market on the date of grant (i.e., $11.28). The options vested in quarterly installments over two years and will terminate as to each vested installment four years after vesting, subject to earlier termination under certain circumstances. The Kaplan Agreement was terminated effective June 2005.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934, requires the Company’s directors and officers, and persons who beneficially own more than 10% of the Company’s Common Stock, to file initial reports of ownership of the Company’s Common Stock and reports of changes in ownership with the SEC and The Nasdaq Stock Market. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.
          Based solely on the Company’s review of the copies of such forms furnished to it and written representations from the Company’s executive officers and directors, the Company believes that all reports required to be filed by such officers and directors pursuant to Section 16(a) were filed on a timely basis during and with respect to 2005.

PERFORMANCE GRAPH
          The following graph compares the cumulative total return on the Company’s Common Stock with the cumulative total return of the Total Return Index for The Nasdaq Stock Market (U.S. Companies) and the Nasdaq Computer Manufacturers Index for the five-year period commencing January 1, 2001. The stock price performance shown on the graph below is not necessarily indicative of future price performance.
Comparison of Five-Year Cumulative Total Return*
among Tekelec, Total Return Index for The Nasdaq Stock Market
(U.S. Companies) and Nasdaq Computer Manufacturers Index

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Tekelec	100.00	60.37	34.83	51.83	68.13	46.33
The Nasdaq Stock Market (U.S.)	100.00	79.71	55.60	83.60	90.63	92.62
Nasdaq Computer Mfrs. Index	100.00	57.97	44.68	73.62	75.53	71.48

*	Assumes (i) $100 invested on December 31, 2000 in Tekelec Common Stock, the Total Return Index for The Nasdaq Stock Market (U.S. Companies) and the Nasdaq Computer Manufacturers Index and (ii) immediate reinvestment of all dividends.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          In 2005, the Audit Committee appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2005. Principally as a result of the substantial time that the Audit Committee has spent on matters related to the Company’s restatement activities during the first half of 2006 (please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005), the Audit Committee has not had sufficient time to meet and complete its annual evaluation of PricewaterhouseCoopers LLP and, accordingly, the Audit Committee has not yet selected an independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2006. The Audit Committee expects that during the 2006 third quarter it will complete its evaluation and select independent public accountants for the year ending December 31, 2006. Pending the Audit Committee’s selection and appointment of accountants for 2006, the Committee expects that PricewaterhouseCoopers LLP will continue to perform accounting and related services for the Company as needed.
          A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.
Fees Paid to PricewaterhouseCoopers LLP
          The following table sets forth the fees paid or accrued by the Company for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2005 and December 31, 2004:

Fee Category	2005	2004
Audit Fees	$2,917,000	$1,820,000
Audit-Related Fees	64,000	1,315,000
Tax Fees	157,000	1,000
All Other fees	2,000	-0-

Total fees	$3,140,000	$3,136,000

Audit Fees were for professional services rendered for the audit of the Company’s annual consolidated financial statements and review of its consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.
Audit-Related Fees were for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” In 2005, these services consisted primarily of internal control reviews and consultation concerning financial accounting and reporting standards. In 2004, these services consisted of assistance in connection with the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and of accounting consultations and services related to the Company’s business acquisitions and various SEC matters.
Tax Fees were for professional services for federal, state and international tax compliance, tax advice and tax planning. These services consisted primarily of preparation and review of the Company’s income tax returns and consultation on tax matters.

All Other Fees were for services other than the services reported above. In 2005, these services consisted of subscriptions to professional literature.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
          The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. In accordance with the Audit Committee’s Pre-Approval Policy, the Audit Committee has also delegated to the Chairman of the Audit Committee the authority to pre-approve services to be performed by the Company’s independent registered public accounting firm. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm and management periodically report to the Audit Committee regarding the extent of services provided by such firm in accordance with these pre-approvals and the fees for the services performed to date.
          The Audit Committee periodically reviews the audit and non-audit services performed by PricewaterhouseCoopers LLP, and the Audit Committee has considered whether the provision by PricewaterhouseCoopers LLP of non-audit services to the Company is compatible with maintaining the independence of PricewaterhouseCoopers LLP.
OTHER MATTERS
          The Company currently knows of no matters to be submitted at the Annual Meeting other than those described herein. If any other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.
BY ORDER OF THE BOARD OF DIRECTORS
Ronald W. Buckly
Corporate Secretary
Calabasas, California
July 3, 2006

Appendix A
TEKELEC
Audit Committee of the Board of Directors
Amended and Restated Charter
(As adopted by the Board of Directors
of the Company on February 17, 2006)
          The Board of Directors of Tekelec (the “Company”) has adopted this Charter to govern the composition of its Audit Committee (the “Committee”) and the scope of the Committee’s authority, duties and responsibilities, and to set forth specific actions the Board of Directors expects the Committee to undertake to fulfill those duties and responsibilities.
I. Statement of Purpose
          The Committee is appointed by the Board of Directors of Tekelec (the “Board”) to assist the Board in overseeing and monitoring (i) the integrity of the financial statements of the Company, (ii) the qualifications and independence of the Company’s independent auditors, (iii) the performance of the Company’s internal audit function and independent auditors, (iv) the integrity of the Company’s systems of internal accounting and financial controls and (v) the Company’s compliance with legal and regulatory requirements. The policies and procedures of the Committee shall remain flexible in order to best react to changing conditions.
II. Composition of the Audit Committee
The Committee shall be comprised of at least three members of the Board of Directors, with the number of members to be determined from time to time by the Board. The members shall be designated by the Board of Directors on the recommendation of the Nominating and Corporate Governance Committee of the Board.
Each member of the Committee shall, in the judgment of the Board of Directors, be free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment and shall meet all independence and experience requirements set forth in the Marketplace Rules of The Nasdaq Stock Market, Inc. (the “Nasdaq Rules”) and applicable law, including (i) being independent as defined under Rule 4200 of the Nasdaq Rules, (ii) meeting the criteria for independence set forth in Section 301 of the Sarbanes-Oxley Act of 2002 (the “Act”), (iii) not owning or controlling 20% or more of the Company’s voting securities or such lower measurement as may be established by the Securities and Exchange Commission (the “SEC”) in rulemaking under Section 301 of the Act, and (iv) being able to read and understand fundamental financial statements at the time of appointment to the Committee. In addition, at least one member of the Committee must be an “audit committee financial expert” as defined under the Act and the regulations promulgated thereunder.
No Committee member may accept any consulting, advisory, or other compensatory fee from the Company other than for service as a member of the Board of Directors and its committees. Unless the Board has previously designated a person to serve as the Chairperson of the Committee, the members of the Committee may designate a Chairperson by majority vote.
III. Meetings
The Committee shall meet at least four times annually or more frequently if circumstances dictate. One or more of these meetings shall include separate executive sessions with the

Company’s Chief Financial Officer, the Company’s Corporate Controller and other members of the Company’s executive management and the independent auditors. In addition, the Committee shall meet with the independent auditors, the Company’s Chief Audit Executive (or the person performing the functions thereof) and management to review the Company’s quarterly financial results.
IV. Resources
The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including full access to the Company’s employees and officers and internal or external advisors and consultants. If in the course of fulfilling its duties the Committee wishes to consult with outside legal, accounting or other advisors, the Committee may retain these advisors without seeking the Board’s approval. The Company shall provide the Committee with appropriate funding, as determined by the Committee, for the payment of (i) compensation to the independent auditors for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services, (ii) compensation to any independent counsel and advisors employed by the Committee and (iii) reimbursement for the Committee’s administrative expenses.
V. Duties and Responsibilities of the Audit Committee
The duties and responsibilities of the Committee shall include the following:
1.	Be directly responsible and have sole authority for the appointment, compensation, evaluation, retention and oversight of the work of the Company’s independent auditors (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company. The independent auditors shall report directly to the Committee.

2.	Based on policies and procedures developed by the Committee, approve in advance all auditing services (which may include providing comfort letters in connection with securities underwritings) and non-audit services (other than those prohibited under Section 201 of the Act and the rules promulgated thereunder) to be provided by the independent auditors to the Company with such de minimus exceptions as are permitted under the Act and other applicable law. The Committee may delegate to one or more designated members of the Committee who are independent members of the Board the authority to grant such pre-approvals, provided that the decision of any member to whom authority is so delegated shall be presented to the full Committee at its next scheduled meeting. Without limiting the generality of the foregoing, the Committee shall review all tax services with respect to, among other things, their impact on the independence of the independent auditors.

3.	Confirm that the Company’s independent auditors do not employ and allow to participate in the Company’s audit in any capacity the Company’s Chief Executive Officer, Controller, Chief Financial Officer or any person serving in an equivalent position for the Company for the one-year period preceding the date of the initiation of the audit.

4.	Set clear policies for the Company’s hiring of employees or former employees of the independent auditors.

5.	Annually evaluate the independence of the Company’s independent auditors, including whether the independent auditors’ quality controls are adequate and whether the provision of non-audit services by such auditors is compatible with maintaining the auditors’ independence and present the Committee’s conclusions to the full Board on at least an annual basis. As part of such evaluation, the Committee shall:

a.	receive the written disclosures and letter from the Company’s independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as modified or supplemented, and discuss with the auditors any issues required to be discussed regarding their objectivity and independence;

b.	review and evaluate the lead partner of the independent auditors;

c.	assure regular rotation of the lead and concurring audit partners and that they have not performed audit services for the Company during such periods as are proscribed by Section 203 of the Act and the rules promulgated thereunder; and

d.	confirm that the independent auditors are registered with the Public Company Accounting Oversight Board.
6.	Annually evaluate the qualifications and performance of the Company’s current independent auditors and, based on such evaluation and the evaluation of the auditors’ independence, determine whether the current auditors should be reappointed or replaced and the selection of any replacement.

7.	Meet with the independent auditors and financial management of the Company in advance of the annual audit to review the proposed scope of the annual audit, the proposed scope of the quarterly reviews and the procedures to be followed in conducting the audit and the reviews.

8.	Review and discuss with the Company’s independent auditors reports of (i) all critical accounting policies and practices to be used, (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Company’s independent auditors and (iii) other material written communications between the Company’s independent auditors and the management of the Company, such as any management letter or schedule of unadjusted differences.

9.	Review and discuss with the independent auditors any audit problems or difficulties the accountants may have encountered during the annual audit, including any restrictions placed on the scope of the audit, difficulties obtaining required information, significant areas of disagreement with management, areas where the planned scope of the audit was changed because of concerns or difficulties, significant audit adjustments and any other matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, as amended by SAS No. 90 and as further modified or supplemented.

10.	Review and discuss, prior to filing, with the Company’s financial management and independent auditors, the financial statements contained in the Company’s Annual Report on Form 10-K and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Discuss any significant financial judgments made in connection with the preparation of such financial statements. Receive assurances from the Company’s financial management that the financial statements proposed to be included in the Company’s Annual Report contain no material misstatements and receive assurances from the independent auditors that, in the course of their audit, they learned of no material misstatements. If deemed appropriate, after consideration of the reviews and assurances, recommend to the Board that the financial statements be included in the Annual Report on Form 10-K.

11.	Review and discuss, prior to filing, with the Company’s financial management and independent auditors, the financial statements contained in the Company’s Quarterly Reports on Form 10-Q and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Receive assurances from the Company’s financial management that the financial statements included in the

Company’s reports do not contain any material misstatements and receive assurances that the auditors learned of no material misstatements in the course of their review of such financial statements.

12.	Review with the Chief Executive Officer and the Chief Financial Officer the Company’s disclosure controls and procedures and, at least quarterly, management’s conclusions about the efficacy of such disclosure controls and procedures, including any deficiencies in or material non-compliance with such controls and procedures.

13.	Discuss at least annually with the Company’s independent auditors, financial management and Chief Audit Executive (or the person performing the functions thereof) the adequacy and effectiveness of the Company’s internal controls, including any significant changes in internal controls reported to the Committee by the independent auditors or management and the status of corrective actions taken, or to be taken, to remediate all significant deficiencies and material weaknesses identified during the course of management’s testing of internal controls over financial reporting and its quarterly evaluations of the effectiveness of the Company’s disclosure and procedures. Review the management letters issued by the Company’s independent auditors and management’s response thereto. Periodically assess any action management has taken or progress it has made in addressing issues raised by the independent auditors.

14.	Review and discuss with management, prior to release, the Company’s earnings press releases (including the use of non-GAAP financial measures therein) as well as financial information and earnings guidance provided to analysts and rating agencies; provided, however, that such discussions may be done generally – (i.e., discussions of the types of information to be disclosed and the type of presentation to be made).

15.	Periodically discuss with management and the independent auditors the effect of regulatory and accounting developments and off-balance sheet structures on the Company’s financial statements.

16.	Review and discuss at least annually with management and the Chief Audit Executive (or the person performing the functions thereof):
a.	approval of the annual internal audit plan;

b.	the internal audit budget and staffing;

c.	significant internal audit findings during the year, including management’s responses thereto;

d.	any difficulties encountered in the course of internal audits, including any restrictions on the scope of work or access to information;

e.	significant changes in the scope of the internal audit plans; and

f.	the responsibilities, budget and staffing of the Company’s financial management and quality of the Company’s financial and accounting personnel.
17.	Review annually with the Chief Audit Executive (or the person performing the functions thereof) the scope of the internal audit progress, and review annually the performance of the internal audit group in executing its plans and meeting its objectives.

18.	Periodically review and update the Company’s Business Ethics Policy and ensure that management has established a system to enforce such Policy.

19.	Oversee compliance with the Company’s Code of Ethics for Chief Executive and Senior Financial Officers and report on such compliance to the Board.

20.	Conduct an appropriate review of and approve all related party transactions involving a principal shareholder, a member of the Board or senior management.

21.	Review potential conflict of interest situations, where appropriate, involving a principal shareholder, a member of the Board of Directors or senior management (unless approved by another independent body of the Board comparable to the Committee).

22.	Discuss at least annually with the Company’s General Counsel or outside legal counsel the effectiveness of the Company’s legal compliance programs, any legal matters that may have a material impact on the Company’s financial statements and any material reports or inquiries received from regulators or government agencies.

23.	Authorize and oversee investigations deemed appropriate into any matters within the Committee’s scope of responsibility.

24.	Prepare the report of the Committee or other disclosure required by the proxy rules of the SEC to be included in the Company’s annual proxy statement. The Committee charter and/or any significant changes thereto will be disclosed at least once every three years in the Company’s proxy statement.

25.	Establish and review periodically procedures for and monitor the receipt, retention, and treatment of any complaints received by the Company regarding accounting, internal accounting controls or auditing matters. In addition, ensure that all submissions by Company employees of concerns regarding any questionable accounting or auditing matters are treated confidentially and anonymously.

26.	Perform any other duties or responsibilities expressly delegated to the Committee by the Board.

27.	Report actions of the Committee regularly to the Board with such recommendations as the Committee deems appropriate.

28.	Periodically review the sufficiency of this Charter and recommend any proposed changes to the Board for approval.

29.	Review and evaluate annually the Committee’s performance of its responsibilities and report thereon to the Board.

30.	Conduct executive sessions from time to time with such members of senior management and operations and financial personnel as may be requested by the Committee to be present.
VI. Limitation of the Committee’s Role
The duties of the Committee are ones of oversight and supervision. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. The fundamental responsibility for the Company’s financial statements and disclosure rests with management. The responsibility for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements is that of the independent auditors. The Board recognizes that the Committee will rely on the advice and information it receives from the Company’s management and independent auditors. The Board does, however, expect the Committee to exercise independent judgment in assessing the quality of the Company’s financial reporting process and its internal controls. The Board also expects that the Committee will maintain free and open communications with the other directors, the Company’s independent auditors and the financial management of the Company.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
TEKELEC
2006 Annual Meeting of Shareholders
     The undersigned shareholder of Tekelec, a California corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated July 3, 2006, and Annual Report to Shareholders for the year ended December 31, 2005, and hereby appoints Franco Plastina and William H. Everett, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on Friday, August 4, 2006, at 9:00 a.m., local time, at the Company’s offices located at 5200 Paramount Parkway, Morrisville, North Carolina 27560, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse:
PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL
THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE
DO NOT FOLD, STAPLE OR MUTILATE
          1. Election of Directors:
[ ]   FOR ALL nominees listed below (except as marked to the contrary below).
[ ]   WITHHOLD AUTHORITY to vote for ALL nominees listed below.
[ ]   EXCEPTIONS
Names of Nominees: Robert V. Adams, Jean-Claude Asscher, Daniel L. Brenner, Mark A. Floyd, Martin A. Kaplan, Franco Plastina and Jon F. Rager
(INSTRUCTION: To withhold the authority to vote for any individual nominee, mark the box “Exceptions” and write the nominee’s name in the space below.)
EXCEPTIONS:

     2. Other Business: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.
     Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment(s) thereof shall have and may exercise all powers of said attorneys-in-fact hereunder.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSAL 1 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Dated: , 2006

(Signature)

(Signature)

(This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)